Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information, and to the use of our report dated May 26, 2015, in the Registration Statement (Form N-2 No. 333-204588; 811-22500) and related Prospectus of A&Q Multi-Strategy Fund.

/s/ ERNST & YOUNG LLP

New York, New York

July 29, 2015